Exhibit 99.2

FEDERAL TRUST CORPORATION

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO SHAREHOLDERS

OF FEDERAL TRUST CORPORATION

            , 2008

Dear Shareholder:

This letter is being distributed by Federal Trust Corporation (“Federal Trust”) to all holders of record (the “Record Holders”) of shares of its common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., Eastern Time, on             , 2008 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock. The Rights and Common Stock are described in the prospectus, dated             , 2008 (the “Prospectus”).

In the Rights Offering, Federal Trust is offering an aggregate of             shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on             , 2008, unless extended to no later than             (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, you will receive, at no charge, one Right for each share of Common Stock owned at 5:00 p.m., Eastern Time, on the Record Date. Each Right will allow you to subscribe for             shares of Common Stock (the “Basic Subscription Privilege”) at a subscription price of $            per share (the “Subscription Price”). Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Privilege will be eliminated by rounding down to the nearest whole share. For example, if you owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, you would have received 100 subscription rights and would have the right to purchase             shares of Common Stock.

In the event that you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Privilege, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our shareholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”), subject to availability, purchase and ownership limits and the allocation process more fully described in the Prospectus. If sufficient shares of Common Stock are available, Federal Trust will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares of Common Stock available, Federal Trust will allocate the available shares of Common Stock among shareholders who over-subscribed by multiplying the number of shares requested by each shareholder through the exercise of the Over-Subscription Privilege by a fraction that equals (x) the number of shares available to be issued through Over-Subscription Privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their Over-Subscription Privileges.

You are required to submit payment in full for all the shares you wish to buy pursuant to your Basic Subscription Privilege and your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Unsubscribed Shares available to you, assuming that no shareholder other than you and the “Standby Purchasers” (described in the Prospectus) has purchased any shares of Common Stock. Standby Purchasers have agreed to exercise their Basic Subscription Privilege for             shares out of a total of             shares offered for sale in the Rights Offering. Federal Trust will not issue fractional shares of Common Stock, as described above.

Federal Trust can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock requested through the exercise of your Over-Subscription Privilege. Federal Trust will not be able to satisfy any portion of your exercise of the Over-Subscription Privilege if all of our shareholders exercise their Basic Subscription Privileges in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privileges.

The Rights are evidenced by a non-transferable Rights certificate (the “Rights Certificate”) and will cease to have any value at the Expiration Date.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Your Rights Certificate;

3.	Instruction as to the Use of Federal Trust Corporation Rights Certificates;

4.	Notice of Important Tax Information;

5.	Substitute Form W-9; and

6.	A return envelope addressed to Registrar and Transfer Company, the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you should properly complete and sign the Rights Certificate and Substitute Form W-9 and forward them, with payment of the full Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated on the Rights Certificate and the Instructions (Number 3 above). The Subscription Agent must receive the materials and full payment prior to 5:00 p.m., Eastern Time on             , 2008. A Rights holder cannot revoke the exercise of Rights. Rights not exercised prior to the Expiration Date will expire.

Very truly yours,

Federal Trust Corporation

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FEDERAL TRUST CORPORATION, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

Questions?

Please call Stifel Nicolaus & Company, Incorporated, the Information Agent.

The Information Agent can be reached toll-free, at (866)             , Monday through Friday,

between 10:00 a.m. and 4:00 p.m., Eastern Time.

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